
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
-------------------------------------------------------------------
             FORM 5                                                                                           OMB APPROVAL
-------------------------------------------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0362
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:      September 30, 1998
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 1.0
[ ] FORM 3 HOLDINGS REPORTED
[ ] FORM 4 TRANSACTIONS REPORTED
--------------------------------
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1. Name and Address of Reporting Person *

Head III                    John                    C
   (Last)                   (First)                 (Middle)

1330 Avenue of the Americas
                            (Street)

New York                    NY                        10019
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

ESG Re Limited (ESREF)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement of Month/Year

12/98

5. If Amendment, Date or Original (Month/Year)


6. Relationship of Reporting Person to Issuer  (Check all applicable)

         X    Director                      X    10% Owner
       -----                              -----
              Officer (give title                Other
       -----           below)             -----  (specify
                                                  below)

       --------------------------------------------

7. Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                                   Code         Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)  (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- ------------  -----------
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- ------------  -----------
                                                                                                                              (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 9-96)
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                                   Page 1 of 2

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
FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6. Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-      cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-        piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)       (Month/Day/
                                            ative         Day/                                                     Year)
                                            Secur         Year)     -------------  -------------------------  ----------------------
                                                                        Code           (A)           (D)       Date         Expira-
                                                                                                               Exer-        tion
                                                                                                               cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Options to buy                              $20/sh       12/12/97         G           17,857                    12/12/97    12/12/07
Options to buy 1                         $25.50/sh         5/4/98         G           15,357                      5/4/98      5/4/08
Options to buy                              $20/sh       12/12/97         G           17,857                    12/12/97    12/12/07
Options to buy 1                         $25.50/sh         5/4/98         G           15,357                      5/4/98      5/4/08
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------


7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Common Shares               17,857                         17,857          (I)            (2)
Common Shares               15,357                         15,357          (I)            (2)
Common Shares               17,857                         17,857          (I)            (2)
Common Shares               15,357                         15,357          (I)            (2)
---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

1 These options were voluntarily reported on the reporting person's Form 4 statement for the month of October 1998; however, the exercise price of the options was incorrectly reported as $20.50/share (rather than $25.50/share) and the exercise date was incorrectly reported as 5/27/98 (rather than 5/4/98).

2 Options gifted to trust for the benefit of the heirs of John C Head III. The reporting person disclaims beneficial ownership of these securities, and this report should not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


          /s/ John C Head III                           February 12, 1999
-----------------------------------------------       ---------------------
    **Signature of Reporting Person                           Date

John C Head III

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

Page 2
SEC 2270 (9-96)

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